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                                                                     Exhibit 3.1
                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION


     VINTAGE PETROLEUM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, by unanimous consent in lieu of a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that, subject to the approval of the stockholders of the Company, the Restated Certificate of Incorporation, as amended, of the Company be, and the same hereby is, amended by changing paragraph (a) of Article FIFTH so that, as amended, said paragraph (a) of Article FIFTH shall be and read in its entirety as follows:

               "FIFTH. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred sixty-five million (165,000,000) shares consisting of one hundred sixty million (160,000,000) shares of Common Stock, having a par value of One-Half Cent ($.005) per share, and five million (5,000,000) shares of Preferred Stock, having a par value of One Cent ($.01) per share."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 2000 annual meeting of stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.
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     THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Vintage Petroleum, Inc. has caused this certificate to be signed by S. Craig George, its President, and attested by William C. Barnes, its Secretary, this 31st day of May, 2000.

                                 VINTAGE PETROLEUM, INC.


                                 By:/s/ S. Craig George
                                    --------------------------------------------
ATTEST:                             S. Craig George
                                    President

/s/ William C. Barnes
------------------------------
William C. Barnes
Secretary